CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 7, 2017 with respect to the audited consolidated financial statements of BorrowMoney.com Inc. as of and for the years ended August 31, 2015 and 2016 . Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
April 7, 2017